EXHIBIT 10.2

May 16, 2014

Richard Dickson

[Personal Address Omitted]

Dear Richard,

It is our pleasure to ask you to join us at the Mattel family of companies, where our values of Playing with Passion, Playing Together, Playing Fair and Playing to Grow encompass everything that we do. Consider this your invitation to come and “play” with us!

Mattel Sales Corp. (the “Company”) would like to extend you a contingent offer of employment for the position of Chief Brands Officer, reporting to Bryan Stockton, Chairman & Chief Executive Officer, with an anticipated start date no later than June 9, 2014. This letter provides an overview of some of the compensation and benefit offerings that would be available to you as an employee of the Company, should you choose to accept our offer.

SALARY

Your annualized base salary will be $735,000, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings. As this is an exempt position, you are not eligible for overtime pay. Our workweek is Monday through Sunday and paychecks are issued every other Friday for the previous two workweeks.

MATTEL INCENTIVE PLAN

You will be eligible to participate in the Mattel Incentive Plan (MIP), which is our way of rewarding our employees for achieving success. The MIP is an annual, cash bonus plan that provides employees the opportunity to earn an award based on Mattel’s financial performance. Your MIP award opportunity is the following percentages of your eligible earnings: target of 70% and maximum of 140%; however, the amount of your actual award, if any, may be more or less than your target depending on Mattel’s financial results pursuant to the terms of the MIP and the performance targets established by the Compensation Committee of the Board of Directors. Mattel, Inc. must achieve a minimum financial performance goal before an award pool is generated. Your 2014 MIP payout, if any, will not be prorated based on your hire date.

Awards are typically paid during the first quarter of the following year.

LONG-TERM INCENTIVE PROGRAM

You will be eligible to participate in the 2014 – 2016 Long-Term Incentive Program (“LTIP”) at a target grant value of $1,200,000 and a maximum value of $2,400,000. Although the grant date will be your hire date, your target grant value and the LTIP’s three-year performance cycle will not be prorated based on your hire date.

SIGNING BONUS

You will receive a signing bonus in the gross amount of $300,000, less applicable federal and state taxes and other required withholdings, typically payable within 30 days following your start date. If, within two years of your hire date, (i) you choose to voluntarily terminate your employment with the Company when the Company has not changed your title as Chief Brands Officer, has not materially diminished your responsibilities for Mattel Global Brands Team Boys & Girls and Global Brands Team Fisher-Price or has not changed your reporting structure, or (ii) you are discharged for “cause” as defined below, you agree to repay this amount in full within 30 days of your termination date.

SPECIAL MOBILITY BONUS

You will receive a special mobility bonus in the amount of $200,000, less applicable federal and state taxes and other required withholdings, to assist with your relocation to Mattel Headquarters in El Segundo, California.

With respect to this special mobility bonus, if within two years of your hire date, (i) you choose to voluntarily terminate your employment with the Company when the Company has not changed your title as Chief Brands Officer, has not materially diminished your responsibilities for Mattel Global Brands Team Boys & Girls and Global Brands Team Fisher-Price or has not changed your reporting structure, or (ii) you are discharged for “cause” as defined below, you will be required to repay this amount in full within 30 days of your termination date.

For the purpose of the repayment of your signing bonus and special mobility bonus only, “cause” shall mean the Company’s good faith belief that you: (i) neglected significant duties you were required to perform or violated a material policy, rule or guideline; (ii) engaged in an act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) engaged in an act or omission in the course of your employment which constitutes gross negligence; or (iv) willfully failed to obey a lawful direction of the Company or its Board of Directors; provided that, in each case, unless the described activity cannot be cured, corrected or ceased, you have received written notice of the described activity, have been provided a reasonable opportunity to cure or correct the activity described in the notice, and have failed to substantially cure, correct or cease the activity, as appropriate.

EQUITY COMPENSATION GRANTS

You will receive an equity compensation award valued at $2,000,000 on the grant date, pursuant to our 2010 Equity and Long-Term Compensation Plan. The grant date will be your hire date.

The Company’s portfolio approach to equity awards encompasses two grants and, if approved, your award will include:

•	Restricted Stock Units: Restricted stock units (RSUs) with a grant value of $1,400,000. The grant dollar value of the RSUs will be converted into a number of RSUs by dividing the grant dollar value by the closing stock price on the date of grant.

–	If you remain employed by the Company, the RSU grant will generally vest over the three-year period following the date of the grant: 50% on the second anniversary of the grant, and 50% on the third anniversary of the grant.

–	If the RSUs vest, you will receive shares of Mattel, Inc. common stock (subject to tax withholding, as applicable).

–	If Mattel pays a cash dividend, you will receive dividend equivalents with respect to your unvested RSUs.

•	Stock Options: A stock option grant to purchase shares of Mattel, Inc. common stock with a grant value of $600,000. The grant dollar value of the stock options will be converted into a number of option shares by dividing the grant dollar value by the product of an option valuation percentage (determined using a Black-Scholes value relative to the stock price), multiplied by the closing stock price on the date of grant.

–	If you remain employed by the Company, the stock option grant will generally vest in annual installments over the three-year period following the date of the grant: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.

–	The exercise price of the stock options will equal the closing price of Mattel, Inc. common stock on the date of grant.

Please note this is a summary of your equity compensation award, and you will be required to sign the equity grant agreements that set forth the terms and conditions that govern your equity grants.

You will also be eligible to receive an annual equity compensation award. Typically, equity grants are made around August 1 of each year. Your annual grant award recommendation may vary each year and will be submitted to the Compensation Committee of the Board of Directors for approval pursuant to our 2010 Equity and Long-Term Compensation Plan. For the August 1, 2014 annual equity grant, the grant value shall be no less than $800,000. Currently, the Company’s portfolio approach to equity awards encompasses two grants; restricted stock units and stock options.

CAR ALLOWANCE

As an executive, you will be eligible to receive a monthly automobile allowance in the amount of $2,000 for all your automobile expenses, payable on a biweekly basis, less applicable federal and state taxes and other required withholdings. The car allowance is intended to cover all automobile expenses including mileage, gasoline, maintenance and insurance.

DEFERRED COMPENSATION

As an executive, you will be eligible to participate in the Company’s Deferred Compensation & PIP Excess Plan. Under this plan, you may elect to defer a portion of your salary or bonus and will receive Company contributions that could not be made into the Company’s 401(k) plan due to Internal Revenue Code limitations, with various investment and payment options available.

FINANCIAL COUNSELING

As a senior executive, you will be eligible to receive financial counseling services from The Ayco Company paid for by Mattel, subject to imputed income and tax, or alternatively, you may elect to receive reimbursement from Mattel of up to $10,000 per year, less applicable taxes, for financial counseling services through a company of your choice.

STOCK OWNERSHIP

As a Division Leadership level executive, you will be subject to stock ownership guidelines established as a multiple of base salary. Your stock ownership requirement will be three times your base salary. You will have five years to attain your targeted level of ownership beginning upon your hire date.

HEALTH & WELFARE

The following is a brief outline of benefits in which you and your qualified dependents, if applicable, will be eligible to participate in as of your date of hire, with the exception of short & long term disability insurance, which are available upon the successful completion of your first 90 days of employment.

Medical	Life Insurance

Dental	Accidental Death & Dismemberment

Vision	Business Travel Coverage

Prescription	Short & Long Term Disability

In addition, the Company also offers a number of employee programs and services that are designed to create a healthy lifestyle, build your financial future and enhance your work/life balance.

RETIREMENT/401(k)

Mattel provides eligible employees the opportunity to participate in a retirement/401(k) program. If you are age 20 or older, you will be automatically enrolled in the Mattel, Inc. Personal Investment Plan (PIP), which is a 401(k) savings/retirement plan. The PIP offers both Company automatic and matching contributions in addition to employee voluntary contributions as outlined below:

•	Company Automatic Contributions: The Company will make automatic contributions to your account ranging from 3% to 8% of your salary, based on your age.

•	Employee Contributions: The PlP allows for voluntary employee contributions. To help you get started, you will be initially enrolled at 2% of your eligible compensation on a pre-tax basis, which will be matched dollar-for-dollar by the Company. This contribution will begin automatically within about 45 days of your hire date. The PIP provides you the choice to increase this contribution up to 80% of your eligible compensation, subject to IRS limitations. Please note, you will have the opportunity to opt-out of the 2% pre-tax contribution before the first deduction from your paycheck.

•	Company Matching Provision: The Company will match your contributions up to the first 6% of your eligible compensation in your PIP account as follows:

–	on a dollar-for-dollar basis up to 2% of your eligible compensation and

–	on a fifty-cents-on-the-dollar basis for up to the next 4% of your eligible compensation

You will receive a PIP packet in the mail within two weeks of your first day of employment. This packet will provide additional details regarding your options for increasing, decreasing or cancelling your contribution, as well as the available investment offerings.

To the extent that the Company adopts a severance plan for similarly situated senior executives, you will be eligible to participate in such a plan as determined by the Compensation Committee of the Board of Directors.

GENERAL INFORMATION

This offer letter is only a summary of your compensation and benefits. More details and plan provisions are provided in our Summary Plan Descriptions, Plan Documents or program summaries, which govern and are subject to periodic modification and revision. You will receive specific benefit information and enrollment instructions in the mail.

You will be subject to the Mattel, Inc. Compensation Recovery Policy (the “Compensation Recovery Policy”), and accordingly, amounts paid or payable to you by the Company shall be subject to the terms and conditions of the Compensation Recovery Policy, as may be amended from time to time.

This offer letter supersedes any prior communications you may have had with Company employees and/or representatives, and reflects the entire understanding between you and the Company, regarding the terms of employment being offered to you. No Company employee and/or representative has authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this offer letter in reliance on any such promise. By signing below, you also affirm that your negotiation, acceptance or performance of this offer letter does not violate or conflict with any agreement or arrangement you have with any third party. If the Company determines (in its sole discretion) that your affirmation may be inaccurate for any reason, it can be a basis for termination “with cause.”

While we look forward to welcoming you to Mattel, this offer is contingent upon satisfactory completion of a background check, including verification of all information listed on your resume, employment application and any other supporting documentation provided, such as previous employers and academic institutions attended, and eligibility to work in the United States. In addition, as a condition of your employment, you will need to sign an Employee Confidentiality and Inventions Agreement (in which you will be asked to disclose all prior inventions, if any, that you own), certify that you will, at all times, comply with the Company’s Code of Conduct, and complete a Conflict of Interest Questionnaire. If you would like to review any of these forms before you make your decision to accept our offer, your recruiter will be able to provide them.

The terms of this offer letter do not imply employment for a definite period. This means that your employment will be at-will, and either you or the Company can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, written agreement signed by the Chief Human Resources Officer or Chief Executive Officer of Mattel, Inc.

Also, please note that as an executive of the Company, and an officer, you will be considered an Insider for purposes of Mattel’s Insider Trading Policy and are subject to window period restrictions. This means that you are restricted to conducting transactions in Mattel stock ONLY during open window periods. Examples of such transactions include sales of shares underlying a stock option (including sales of shares to generate cash to pay the exercise price) and changes in elections in the Mattel stock fund of Mattel’s 401(k) plan. For more information about the Policy and its restrictions, you can access and/or obtain a copy of the Policy on Mattel’s Code of Conduct website. So long as you have received advance approval from the Chief Executive Officer, (i) you may serve on civic or charitable boards to the extent such activities do not materially interfere with the performance of your duties and responsibilities, or (ii) you may serve on corporate boards of directors of corporations that do not directly compete with Mattel.

Should you choose to accept our offer, you will receive a packet containing information and forms that you will need to complete before starting with us. Please bring these completed forms with you, along with the documents noted in the New Hire Checklist, on your first day at the Company.

Richard, we are sincerely pleased to extend this contingent offer of employment and look forward to hearing from you soon. If you accept the terms of our offer as noted above, please sign below and return this letter in the enclosed envelope. If I can answer any questions, please do not hesitate to call me at [omitted].

We hope that you will choose to come and “play” for Mattel, and help us continue the tradition of bringing smiles to children around the world.

Sincerely,

/s/ Alan Kaye

Alan Kaye

Executive Vice President & Chief Human Resources Officer

Agreed and accepted:

/s/ Richard Dickson	5/19/14
Richard Dickson	Date